Exhibit 99.1

FOR IMMEDIATE RELEASE

NewStar Authorizes New Share Repurchase Program

Follows repurchase of common stock totaling more than $40 million in 2016

Boston, MA, December 9, 2016 - NewStar Financial Inc. (Nasdaq:NEWS), a specialized commercial finance company, announced today that its Board of Directors has authorized the repurchase of up to $30 million of the company’s common stock from time to time on the open market or in privately negotiated transactions.  The timing and amount of any shares repurchased will be determined by the company's management based on its evaluation of market conditions and other factors.  The new repurchase program will commence immediately following the expiry of the company’s current program on December 31, 2016 and will expire on December 31, 2017 unless extended by the Board of Directors.  It may be suspended or discontinued at any time.  The company may also establish from time to time 10b5-1 trading plans that will provide flexibility as it buys back its shares.

Under the existing program, as authorized in October 2015 and amended in February 2016, the company has repurchased approximately 2.4 million shares of its common stock for an aggregate purchase price of approximately $18.6 million to date, in addition to 2.5 million shares purchased in privately negotiated transactions authorized by the board of directors outside of the repurchase program for approximately $22.3 million in October 2016.

Commenting on the stock repurchase program, NewStar CEO Tim Conway said, "This buyback program reflects our strong belief in the intrinsic value of the company and demonstrates our commitment to improving the investment value of our stock as we continue to capitalize on strategic market opportunities."

About NewStar Financial, Inc.:

NewStar Financial Inc. (NASDAQ:NEWS) is an internally-managed, commercial finance company with $6.6 billion of assets managed across two complementary business lines – middle market direct lending and asset management.  The Company’s direct lending activities are focused on meeting the complex financing needs of companies and private investors in the middle markets through specialized lending groups that offer a range of flexible debt financing options.  Credit investments are originated directly through teams of experienced, senior bankers and marketing officers organized around key industry and market segments. Through its asset management platforms, NewStar offers a range of investment products employing credit-oriented strategies focused on middle market loans and liquid, tradeable credit. The Company manages approximately $1.3 billion of assets in a series of private credit funds that co-invest in middle market loans originated through its established leveraged finance lending platform and its strategic relationship with GSO Capital, the credit division of The Blackstone Group. Through its wholly-owned subsidiary, NewStar Capital, the Company also has more than $2 billion of assets managed across a series of CLOs that invest primarily in broadly syndicated, non-investment grade loans, as well as other sponsored funds and managed accounts that invest across various asset classes, including non-investment grade loans and bonds.

NewStar is headquartered in Boston MA and has regional offices in Chicago, IL, Darien, CT, and New York, NY. For more detailed information, please visit our website at www.newstarfin.com.

Forward-looking Statements

Statements in this press release regarding the company’s intention to repurchase shares of its common stock from time to time under the stock repurchase program are forward looking statements.  There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements.  These include, among others, the market price of the company’s stock prevailing from time to time, the company’s cash flows from operations, general economic conditions, and other factors identified in the company’s Annual Report on Form 10‑K and most recent Quarterly Reports on Form 10-Q filed with the SEC.

Corporate Inquiries:

NewStar Financial

Robert K. Brown

(617) 848-2558